EXHIBIT 11

                                                                      EXHIBIT 11


              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                 Three Months Ended        Six Months Ended
                                                    September 30,            September 30,
                                                ----------------------    ----------------------
                                                  1997         1998         1997         1998
                                                ---------    ---------    ---------    ---------
Computation Basic Earnings Per Share:
Weighted average common shares outstanding:
      Average share issued                        515,125      515,125      515,125      515,125
      Less: Average unallocated ESOP shares       (30,908)     (26,787)     (30,908)     (26,787)
      Less: Unearned MSBP shares                   (9,784)      (6,299)      (9,982)      (6,710)
      Less: Average Treasury shares               (97,668)    (104,575)     (90,817)    (101,535)
                                                ---------    ---------    ---------    ---------

Weighted average shares outstanding               376,765      377,464      383,419      380,093
                                                ---------    ---------    ---------    ---------
Computation Diluted Earnings Per Share:
Weighted average shares
Outstanding (per above basic EPS)                 376,765      377,464      383,419      380,093
      Plus: dilutive effect of MSBP shares          1,517        1,285        1,475        1,286
      Plus: dilutive effect of  Stock options      10,207       13,470        9,761       12,699
                                                ---------    ---------    ---------    ---------

Diluted weighted average shares outstanding       388,488      392,219      394,655      394,078
                                                =========    =========    =========    =========

Net earnings                                    $ 129,341    $ 108,887    $ 259,856    $ 216,697
                                                =========    =========    =========    =========

Earnings per shares:
Basic                                           $    0.34    $    0.29    $    0.68    $    0.57
                                                =========    =========    =========    =========
Diluted                                         $    0.33    $    0.28    $    0.66    $    0.55
                                                =========    =========    =========    =========



Beginning with the completed stock offering date of October 11, 1994, the Company accounts for the 41,210 shares acquired by the Employee Stock Ownership Plan ("ESOP") in accordance with Statement of Position 93.6. In accordance with this statement, shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation.